Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-221059), Forms S-3 (Nos. 333- 212206, 333-218679, 333-220184, 333-223037, 333-229105, 333-172614, 333-164965) and Forms S-8 (Nos. 333-203469, 333-222741, 333-178623, 333-235851 and 333-252140) of Reed’s, Inc. of our report dated March 30, 2021, relating to the financial statements of Reed’s, Inc. as of December 31, 2020 and 2019, and for the years then ended, which appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission on March 30, 2021.

/s/ Weinberg & Company, P.A.

Los Angeles, California

March 30, 2021